FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-10

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 12/12/25 14:35:48 UTC-5:00

Subject: BANK 2025-BNK51 - **XA PRICING DETAILS** PUBLICS

BANK 2025-BNK51 - **XA PRICING DETAILS** PUBLICS

Co-Lead Managers & Bookrunners: Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities, LLC

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/KBRA/S&P)	Available Size ($MM)	SPREAD	CPN%	YLD%	$PRICE
X-A	AAAsf/AAA(sf)/AAA(sf)	$692.843	J+150	0.92805	5.6153	7.1268

POOL BALANCE:	$1,007,405,787
NUMBER OF LOANS/PROPERTIES:	74 / 91
WA MORTGAGE INT. RATE:	6.1615%
WA CUT-OFF LTV:	50.8%
WA UW NCF DSCR:	2.83x
WA UW NOI DEBT YLD:	19.4%
WA ORIG TERM TO MATURITY:	120
TEN LARGEST LOANS:	59.5%

LOAN SELLERS:	MSMCH (32.0%), WFB (24.6%), BANA (15.0%), NCB (14.8%), JPMCB (13.7%)
TOP 5 STATES:	NY (30.4%), FL (12.9%), CO (9.9%), CA (9.1%), VA (8.7%)
TOP 5 PROPERTY TYPES:	RT (30.7%), MF (19.9%), OF (17.7%), LF (9.9%), HT (8.0%)

RISK RETENTION:	L-Shaped

MASTER SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association and National Cooperative Bank, N.A.
SPECIAL SERVICER:	Rialto Capital Advisors, LLC and National Cooperative Bank, N.A.
TRUSTEE:	Computershare Trust Company, National Association
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	Pentalpha Surveillance LLC
INITIAL CONTROLLING CLASS REP:	RREF V – D AIV RR L, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED SETTLEMENT:	December 23, 2025

THIRD PARTY PASSWORDS:

Bloomberg:
Dealname:	BANK 2025-BNK51
Password:	BNK51

Trepp:
Dealname:	BANK 2025-BNK51
Password:	BNK51

Intex:
Dealname:	BNK25B51
Password:	dcofvm6dgo4umq6tz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.